Exhibit 23.5
[Letterhead of Ryan Beck & Co., Inc.]
Consent of Ryan Beck & Co., Inc.
The Board of Directors
Gateway Financial Holdings, Inc.
     We hereby consent to the inclusion of our opinion letter to the Board of Directors of Gateway Financial Holdings, Inc. (“Gateway Financial”), dated January 10, 2007, that forms a part of the Registration Statement on Form S-4 relating to the proposed merger transaction in which Gateway Financial will acquire The Bank of Richmond, N.A., as Appendix C to the proxy statement/prospectus, and to the references to such opinion in such proxy statement/prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.
Ryan Beck & Co., Inc.
/s/ David P. Downs
David P. Downs
Managing Director
March 1, 2007